Exhibit 10.4

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (as it may be amended from time-to-time, the “Agreement”) is made as of May 1, 2007, by and among ProFutures Diversified Fund, L.P. (the “Fund”), a Delaware limited partnership, Altegris Investments, Inc., an Arkansas corporation (the “CTA Consultant”) and Altegris Portfolio Management, Inc., an Arkansas corporation (the “CPO Consultant” together with the CTA Consultant, the “Consultants”).

______________________________

PRELIMINARY STATEMENT

1. The Fund is engaged in the speculative trading of Commodity Interests directly and through Commodity Pools under the direction of multiple professional commodity trading advisors and Commodity Pool operators and retained the CTA Consultant to, among other things, recommend the selection and termination of commodity trading advisors that manage the Fund’s trading in Commodity Interests, and to recommend the allocation and reallocation of the Fund’s assets and nominal funds among such trading advisors, pursuant to a consulting agreement dated October 25, 2004 (the “Original Agreement”).

2. The Fund and the Consultants wish to amend and restate the Original Agreement in its entirety to include, among other things, the recommendation, selection and monitoring of Commodity Pools within the Consultants’ duties.
______________________________

Section 1.               Glossary of Terms.  In this Agreement, the following terms shall have the meanings set forth below unless inconsistent with the subject or context.

Business Day	Weekdays, except for banking holidays in the United States.

CEA	The United States Commodity Exchange Act, as amended, and regulations thereunder.

CFTC	The United States Commodity Futures Trading Commission.

Commodity Interests
Commodity futures contracts, spot and forward currency contracts, cash commodities, swaps and rights and options on any of the foregoing, whether executed on an exchange or in over-the-counter transactions.

Commodity Pools	Pooled investment vehicles organized in the United States that primarily trade Commodity Interests.

Disclosure Document	The CFTC regulated disclosure document prepared by the each of the Fund’s commodity trading advisors and Commodity Pool operators.

General Partner	ProFutures, Inc., the General Partner of the Fund.

Net Assets or
Net Asset Value	Net Assets and/or Net Asset Value has the meaning ascribed to it in the Fund’s prospectus.

NFA	The National Futures Association.

Trading Level
A dollar amount that the General Partner instructs each commodity trading advisor to trade (regardless of the actual Net Asset Value of the accounts).  Trading Level may exceed or be less than an account’s Net Asset Value.

Units	The Fund’s Units of Limited Partnership Interest.

         Section 2.              Duties of the Consultants.  The Consultants shall perform services for the Fund as follows:

a.  From time-to-time, as reasonably requested by the General Partner or more frequently if the Consultants see fit, the Consultants shall recommend to the General Partner the selection and termination of commodity trading advisors and Commodity Pools for the Fund, and the allocation and reallocation of the Trading Level and Net Assets among the trading advisors and Commodity Pools.  The Consultants will use their best efforts to suggest to the Fund trading advisors and Commodity Pools that the Consultants believe are in the best interests of the Fund to retain from time to time, subject to: (i) the availability of such trading advisors and capacity of such Commodity Pools, (ii) the fees which the Fund will pay to such trading advisors or in relation to such Commodity Pools, (iii) due consideration to the overall portfolio objectives of the Fund and (iv) such other factors as the Consultants shall deem relevant. Notwithstanding the foregoing, the Consultants shall not have any discretionary authority with respect to the Fund, and all decisions regarding the selection and termination of trading advisors and Commodity Pools and the allocation and reallocation of the Fund’s Net Assets and Trading Level shall be the exclusive responsibility of the General Partner.  Notwithstanding any other provisions of this Agreement, as between the two Consultants, the CTA Consultant shall be responsible for advice and duties relating to investments with commodity trading advisers and the CPO Consultant shall be responsible for advice and duties relating to investments in Commodity Pools.

b.  Upon making any recommendations, the Consultants shall deliver to the General Partner a reasonably detailed analysis of the Consultants’ recommendations and a copy of the current Disclosure Document of each trading advisor or Commodity Pool recommended by the Consultants (it being understood that the Consultants shall rely on the information provided to it in writing by the trading advisors and/or Commodity Pools and have no liability for the accuracy or completeness of such written information including any information about the trading advisor and/or Commodity Pools or their past performance contained in such written information, unless the Consultants or an affiliate of the Consultants is, or is an owner of, such trading advisors.

c.  The Consultants are hereby authorized, but not required, to negotiate fees with the trading advisors and Commodity Pools selected by the General Partner, subject to the final approval of the General Partner.  The Consultants shall not agree to any management fee in excess of 3% of allocated Trading Level per annum or any incentive fee in excess of 30% of trading profits without the approval of the General Partner.  The Consultants are not authorized to negotiate other advisory terms or conditions with trading advisors or Commodity Pools without the advance written consent of the General Partner.

d.  The Consultants shall monitor the performance of the Fund’s accounts and investments on a daily basis.  The Consultants will promptly advise and consult with the General Partner if the Consultants become aware of any material discrepancy between the performance of any of the Fund’s accounts and investments and the performance of any other accounts of similar size which are managed by the same trading advisor pursuant to the same trading program,  which are also monitored by the Consultants or are reported by such trading advisor in its Disclosure Document.  The Consultants shall also monitor,  on a daily basis, the level of the individual and aggregate Commodity Interest positions of the accounts and investments of the Fund.  The Consultants will promptly advise and consult with the General Partner if they become aware of any unusual material change in trading risk resulting from positions added to the Fund’s trading account by any trading advisor.  Notwithstanding the foregoing, the General Partner and the Fund acknowledge that in relation to investments in Commodity Pools for which the Consultants are not affiliated with such Commodity Pool’s advisor or manager, the Consultants may not get full transparency so may be unable to conduct the same level of monitoring as on a managed account.

e.  The Consultants shall provide the Fund with such non-proprietary and non-confidential information concerning any trading advisor or Commodity Pool as the General Partner may reasonably request and which the Consultants are able to obtain without undue effort or expense, and shall provide the Fund with all information (including, without limitation, change in control, personnel, trading approach or financial condition) concerning any trading advisor or Commodity Pool of which the Consultants have knowledge and which the Consultants believe is material to the trading of the Fund’s account; provided that nothing contained in this Agreement shall require the Consultants to disclose any information subject to a non-disclosure agreement between a trading advisor or Commodity Pool and the Consultants or which would otherwise violate any other agreement to which Consultant is a party or any law or regulation.

f.  The Consultants shall use reasonable care to ensure that the Fund’s positions conform to the trading policies applicable to the Fund as set forth in Exhibit A to this Agreement, subject to any limitations on transparency imposed by Commodity Pools with unaffiliated advisors.  If the Fund’s positions do not conform to those trading policies, the Consultants will promptly notify the General Partner.  Nothing contained in this Agreement shall require the Consultants to monitor any of the Fund’s activities to determine that the Fund is in compliance with any provision of the federal or state securities laws, ERISA or any other statute or regulation.

g.  The Consultants shall deliver to the Fund periodic reports regarding the Fund’s Commodity Interest trading as are reasonably requested by the General Partner.  The Consultants shall recommend to the General Partner how and when to reallocate the Fund’s Net Assets among the trading advisors and Commodity Pools or terminate the trading advisors or withdraw from such Commodity Pools, as the case may be.

h.  The Consultants shall assist the General Partner in obtaining such public information about the Fund’s trading, trading advisors and Commodity Pools as is reasonably requested by the General Partner for the purpose of the General Partner preparing (i) information to be distributed to the partners of the Fund, (ii) offering materials for an offering of the Fund’s Units, or (iii) information requested by a regulator or self-regulatory organization.

i.  The Fund acknowledges that (i) the Consultants’ affiliate is the general partner of a number of funds that use, or may use, trading advisors retained by the Fund or recommended by the Consultants and (ii) the CTA Consultant will act as the Fund’s introducing broker and as such will receive a portion of the brokerage fees paid by the Fund to its Clearing Broker. In addition, the Fund acknowledges that either Consultant may recommend a commodity trading advisor in which it or an affiliate owns an interest or with which it or an affiliate has a marketing agreement as well as Commodity Pools for which it or an affiliate serves as, or has an ownership interest in, the sponsor, manager, selling agent and/or introducing broker or which it or an affiliate has a marketing agreement or any other relationship for which the Consultants receive any type of compensation (collectively “Altegris Affiliated Manager”).  The Consultants agree to disclose in writing (such writing, for the avoidance of doubt, shall be separate from the Disclosure Document of an Altegris Affiliated Manager) any relationship with an Altegris Affiliated Manager or other trading advisor or Commodity Pool at the time of recommendation to the Fund.  The General Partner acknowledges that the Consultants, in their sole discretion, may determine that certain Altegris Affiliated Managers are (or are not) appropriate for the Fund and as a result may not recommend the same Altegris Affiliated Managers to the Fund that they market to other or that their affiliates retain to trade their funds.  If the General Partner allocates the Fund’s assets to an Altegris Affiliated Manager, the Consultants shall waive or rebate all of their consulting fees (as provided in Section 5 below) to the Fund attributable to the assets allocated to such Altegris Affiliated Manager.  In addition, with respect to Altegris Affiliated Managers for which the Consultants serve as selling agents, the Consultants shall waive any up-front selling commissions with respect to the Fund’s investment in or with the Altegris Affiliated Manager. However, the Consultants may retain their portion of any management fees, incentive fees and introducing broker fees paid by the Fund to the Altegris Affiliated Manager, provided that the Consultants have notified the General Partner of such fees as set forth above.

j.      In addition, if the General Partner allocates the Fund’s assets to a Commodity Pool managed by the General Partner, the Consultants shall waive or rebate all of their consulting fee (as provided in Section 5 below) to the Fund attributable to the assets allocated to such Commodity Pool that is managed by the General Partner.

k.      For the avoidance of doubt, the Consultants shall not be responsible for: (i) gathering information concerning management and incentive fees (if any) payable by the Fund and correspondence and wire reports related to the payment of such fees; (ii) maintenance of records detailing allocation of investments between trading advisors and Commodity Pools including notional funds and leverage percentages; (iii) preparation and distribution to trading advisors and Commodity Pools of reports notifying of changes in allocation levels.

Section 3.                 Additions and Withdrawals.  The Fund may make withdrawals from or additions to its trading accounts; provided that the Fund shall use its best efforts to give the Consultants at least one (1) Business Day’s advance notice of all additions and withdrawals (or such shorter notice as is acceptable to the Consultants) with respect to the Fund’s managed accounts and at least ten (10) calendar days notice prior to the notice period required for redemptions with respect to each Commodity Pool.  The Fund shall endeavor to make all additions and withdrawals as of month-end.

Section 4.                 Notification Levels.  The Consultants will use their best efforts to notify the General Partner in the event a trading advisor’s Fund account or Commodity Pool suffers a 35% or more peak-to-valley decline from the highest month-end Trading Level after adjustment for profits, losses, additions and withdrawals to and from such trading advisor or Commodity Pool.  If the Fund’s overall Net Asset Value suffers a 40% or more peak-to-valley decline from its highest month-end Trading Level, after adjustment for additions, withdrawals and any Trading Level adjustments, the Consultants will promptly notify the General Partner and recommend to it a further course of action.

Section 5.                 Fees to the Consultants.  Effective April 1, 2007, subject to the described waiver in Section 2(i), the Fund will pay to the Consultants a monthly consulting fee equal to 0.0208% of the Fund’s month-end Net Asset Value, a 0.25% annual rate.  The consulting fee shall be pro rated for any time period less than a month.  The consulting fee shall be paid to the Consultants as soon as practicable after each calendar month-end, but no later than thirty (30) days thereafter.  The Consultants shall split such fee between them as determined by them.

Section 6.                 Representations and Warranties of the Consultants.  The Consultants represent and warrant to the Fund as follows:

a.  The Consultants are corporations duly organized and validly existing under the laws of the State of Arkansas and are qualified to do business and are in good standing in each other jurisdiction in which the nature or conduct of their business requires such qualification and the failure to so qualify would materially adversely affect the Fund.  The Consultants have full power and authority to perform their obligations under the Agreement.

b.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Consultants and is a valid and binding agreement of the Consultants enforceable in accordance with its terms.

c.  The Consultants and each principal of the Consultants have all federal and state governmental, regulatory and exchange licenses and approvals and have effected all filings and registrations with federal and state governmental and regulatory and self-regulatory agencies required to conduct their business and to perform their obligations under this Agreement.  The CTA Consultant is registered as a commodity trading advisor under the CEA and is a member of the NFA in such capacity, and its principals are duly identified as such on the Consultants’ Form 7-R, as amended.  The CPO Consultant is properly exempt from registration as an investment adviser under Section 203(b)(3) of the Investment Advisers Act of 1940, as amended, and is registered pursuant to the investment adviser laws of each state in which it conducts business unless in each case it has a valid exemption from such registration.  The CPO Consultant is registered as a commodity trading adviser under the CEA and is a member of the NFA or is properly exempt from such registration and membership.  The Consultants acknowledge that the Fund is an advisory client of the Consultants under federal and state securities laws.

d.  The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not violate, or constitute a breach of, or default under, the constituent documents of the Consultants or any order, rule, law or regulation binding on the Consultants of any court or any governmental body, administrative agency or self-regulatory organization having jurisdiction over the Consultants.

e.  There is not pending or, to the best of the Consultants’ knowledge, threatened, any action, suit or proceeding before or by any court or other governmental body to which the Consultants are parties, or to which any of the assets of the Consultants are subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, of the Consultants.  Neither of the Consultants nor any principals of the Consultants have received any notice of an investigation by the NFA, the CFTC or any securities regulatory agency regarding non-compliance by the Consultants or any of the Consultants’ principals with the CEA or any securities laws.

Section 7.                 Representations and Warranties of the Fund.  The Fund represents and warrants to the Consultants as follows:

a.  The Fund is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware.  The Fund has full power and authority under the laws of the State of Delaware to conduct its business, to perform its obligations under this Agreement and to appoint the Consultants as consultants of the Fund pursuant hereto.

b.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Fund and constitutes a valid and binding agreement of the Fund enforceable in accordance with its terms.

c.  The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not violate, or constitute a breach of, or default under, the constituent documents of the Fund or any order, rule, law or regulation binding on the Fund of any court or any governmental body, administrative agency or self-regulatory organization having jurisdiction over the Fund.

d.  There is not pending or, to the best of the Fund’s knowledge, threatened, any action, suit or proceeding before or by any court, arbitration panel or other governmental body to which the Fund is a party, or to which any of the assets of the Fund is subject which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, of the Fund. The Fund has not received any notice of an investigation, inquiry or dispute by any governmental body, administrative agency, self-regulatory organization or exchange regarding any activity of the Fund.

e.   The Fund acknowledges that the Consultants have not made any representation regarding the future profitability of the trading advisors and Commodity Pools it recommends or their future ability to avoid losses, and that futures trading is speculative and involves substantial risk of loss.

Section 8.                 Indemnification; Exculpation.

The Fund and the General Partner shall jointly and severally indemnify, defend and hold harmless the Consultants, their affiliates and their respective shareholders, officers, directors, employees, agents and controlling persons (the “Consultants’ Parties” or a “Consultant’s Party”) from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including reasonable investigatory, legal and accounting fees and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Fund shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to or arising in connection with this Agreement, the advisory contracts with the trading advisors, the subscription, limited partnership and limited liability company agreements with the Commodity Pools, the offering of the Fund’s Units or the management or operation of the Fund; provided that such losses, claims, damages, liabilities, costs and expenses are not the result of a breach by the Consultants of this Agreement or an act or omission of a Consultant’s Party constituting negligence, willful misconduct or bad faith.  Notwithstanding anything in the foregoing to the contrary, in no event shall the General Partner’s obligations under this Section 8 exceed the PDF Subscription Amount, as such term is defined in that certain Stock Subscription Agreement between the General Partner and Man Financial Inc., dated as of October 22, 2004.

In respect of the Consultants’ duties hereunder, neither the Consultants nor any other Consultant’s Party shall be subject to any liability to any of the Fund, its affiliates or any of their respective shareholders, officers, directors, employees, agents or controlling persons (“Fund Parties”) for any loss, cost, damage or liability, including, without limitation, trading losses, except as a result of a breach of the Consultants’ duties or obligations under this Agreement or by reason of an act or omission constituting negligence, willful misconduct or bad faith by any Consultant’s Party.

The Consultants shall jointly and severally indemnify, defend and hold harmless the Fund Parties from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal and accounting fees and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Consultants shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding incurred as a result of the breach by the Consultants of their duties or obligations under this Agreement or an act or omission of any Consultant’s Party constituting negligence, willful misconduct or bad faith.

In no case shall an indemnifying party be liable under this indemnity agreement with respect to any claim made against it unless the indemnifying party shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure to so notify the indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party defendant or defendants therein.  In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party defendant or defendants in the suit shall bear the fees and expenses of any additional counsel thereafter retained by it or them.

The foregoing agreement of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

Section 9.                 Term.  Unless sooner terminated pursuant to Section 10 hereof, this Agreement shall continue in effect until November 1, 2007 and shall thereafter be renewed for successive one-year terms unless either party gives written notice of non-renewal at least ninety (90) days prior to a renewal date; provided, however, that the provisions set forth in Section 8 of the Agreement shall survive any such termination (with respect to matters which arose prior to such termination), as shall the obligation to settle accounts hereunder.

Section 10.                Termination.

a.  The Fund shall be entitled to terminate this Agreement (1) at any time upon notice to the Consultants, in the event that: (i) a Consultants’ registration with the CFTC as a commodity trading advisor is suspended or terminated or its membership in NFA is suspended or revoked; (ii) a Consultants’ registration with the Securities and Exchange Commission or state securities regulatory agency as an investment adviser (if any) is suspended or terminated; (iii) a Consultant becomes bankrupt or insolvent; or (iv) the Fund is liquidated or dissolved, or (2) at any time upon fifteen (15) days’ prior written notice to the Consultants.

b.   The Consultants shall be entitled to terminate this Agreement at any time, upon ten days prior written notice to the Fund, in the event that: (i) the Fund becomes bankrupt or insolvent; or (ii) the Fund’s Net Assets drop below $1 million.

c.  Either the Fund or the Consultants may, in their discretion, terminate this Agreement if the other commits a material breach of any obligation or representation and warranty under this Agreement and does not cure such breach within fifteen (15) days following receipt of a notice from the non-breaching party that such breach has occurred.

Section 11.   Promotional Material.  The Consultants shall reasonably cooperate with the Fund and its counsel in preparing disclosures regarding the Consultants for inclusion in selling material and offering documents for the Fund as well as reports to investors.  No offering documents or any other promotional material or report regarding the Fund may be distributed by the Fund or its agents without the prior approval of Consultants with respect to any substantive descriptions of the Consultants contained therein.

Section 12.  Status of the Parties.  The Consultants shall for all purposes herein be deemed to be independent contractors in respect of the Fund and the General Partner, and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund. The parties acknowledge that the Consultants are not sponsors or promoters of the Fund.

Section 13.  Notices.  All notices required to be delivered under this Agreement shall be in writing (including telegraphic communication, telex or facsimile).  All notices hall be effective upon receipt, if to the Fund or General Partner to:

Gary D. Halbert, President
ProFutures, Inc., General Partner
11719 Bee Cave Road – Suite 200
Austin, Texas 78738

If to the CTA Consultant to:

Richard Pfister, Vice President
Altegris Investments, Inc.
1200 Prospect Street
Suite 400
La Jolla, CA 92037

If to the CPO Consultant to:

Richard Pfister, Vice President
Altegris Portfolio Management, Inc.
1200 Prospect Street
Suite 400
La Jolla, CA 92037

Section 14.   No Assignment.  No party hereto may assign any of its rights hereunder without the prior written consent of the other party.

Section 15.   Amendment.  This Agreement may not be amended except by the prior written consent of the parties hereto.

Section 16.   Repetition of Representations.  All representations made herein shall survive the execution of this Agreement and shall be deemed repeated as of any future date on which Units are sold.

Section 17.   Services to Other Clients.  It is understood and agreed that (a) the Consultants may provide advisory services similar to or different from those described herein to other clients so long as the Consultants continue to satisfy all of their obligations to the Fund hereunder, (b) the Consultants may select for or recommend to any other client a particular trading advisor or Commodity Pool which the Consultants do not select for the Fund and (c) the persons employed by the Consultants to assist in the performance of their duties hereunder will not devote their full time to such performance.

Section 18.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws.

Section 19.    Entire Agreement; Counterparts.  This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof.  This Agreement may be executed in one or more counterparts each of which shall, however, together constitute one and the same document.

Section 20.                           No Waiver.  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

Section 21.                           Headings.  Headings to sections and subsections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

Section 22.                           Amendment and Restatement.  This Agreement amends and restates the Original Agreement in its entirety.

IN WITNESS WHEREOF, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Agreement is made as of May 1, 2007.

PROFUTURES DIVERSIFIED FUND, L.P.
a Delaware limited partnership
By: ProFutures, Inc., its General Partner

By: /s/ Gary D. Halbert
      Gary D. Halbert, President
      Date: 5/1/07

ALTEGRIS INVESTMENTS, INC.
an Arkansas corporation

By: /s/ Robert J. Amedeo
     Name: Robert J. Amedeo
     Title: Ex. V.P.
     Date: 5/1/07

ALTEGRIS PORTFOLIO MANAGEMENT, INC.
an Arkansas corporation

By: /s/ Robert J. Amedeo
     Name: Robert J. Amedeo
     Title: Ex. V.P.
     Date: 5/1/07

Exhibit A

ProFutures Diversified Fund, L.P.

Trading Policies

1)
The Fund will attempt to diversify its market position to avoid reliance on one or a few commodities.  No Advisor may initiate additional positions in any commodity if the margin (or its equivalent) therefore, when added to the margin of all open positions in that commodity, would exceed 33 1/3% of the Allocated Net Asset Value (as defined) of the Fund attributable to the Advisor's management.

2)
No Advisor may initiate positions if the margin (or its equivalent) therefore, when added to the margin of all then open positions, would exceed 75% of the Allocated Net Asset Value of the Fund attributable to the Advisor's management.  In the event that, due to abrupt increases in required margins, the Fund's then open positions require margins in excess of that percentage, the total portfolio will be reduced as soon as practicable in light of market conditions to an amount within such percentage.

3)	The Fund will purchase, sell, write or trade in commodity options only on contract markets designated by the CFTC for such trading.

4)
The Fund does not intend to regularly make or take delivery of commodities or trade in cash commodities, other than forward contracts on foreign currencies.  Open positions in futures contracts are expected to be closed prior to the delivery date and, as far as practicable, no new positions will be opened during the delivery month.

5)
The Fund will not employ the trading technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or a related commodity.  However, an Advisor may take into account the Fund's open trade equity in assets of the Fund in determining whether to acquire additional commodity futures contracts on behalf of the Fund.